Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated June 25, 2009 related to our audit of the balance sheet of Colony Financial, Inc. as of June 24, 2009, included in the Registration Statement on Form S-11 and related Prospectus of Colony Financial, Inc. dated June 29, 2009.

/s/ Ernst & Young LLP

Los Angeles, CA

June 25, 2009